Exhibit 23.1





            Consent of Independent Registered Public Accounting Firm





Board of Directors and Shareholders
Frontier Communications Corporation:



We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-58044, 33-52873 and 33-63615), and on Form S-8 (Nos.
333-151248,   333-151247,   333-151246,   333-151245,   333-91054,   333-142636,
333-71597,  333-71821, 333-61432, 333-71029, 33-42972 and 33-48683), of Frontier
Communications Corporation and subsidiaries of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Frontier Communications Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Frontier Communications Corporation.

Our reports refer to a change in the methods of accounting and disclosure resulting from the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" as of January 1, 2007, Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" as of January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" as of December 31, 2006.





                                              /s/KPMG LLP




Stamford, Connecticut
February 26, 2009